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[LIONS GATE LOGO]                                                   EXHIBIT 99.2

                 LIONS GATE ENTERTAINMENT CORP. TO RAISE BETWEEN
                US$50 MILLION AND US$60 MILLION IN GROSS PROCEEDS
                        THROUGH THE PRIVATE PLACEMENT OF
                      CONVERTIBLE SENIOR SUBORDINATED NOTES

VANCOUVER, BC, and MARINA DEL REY, CA, November 28, 2003 - Lions Gate Entertainment Corp. (AMEX and TSX: LGF) ("Lions Gate") today announced that it has agreed to privately place US$50,000,000 aggregate principal amount of 4.875% convertible senior subordinated notes due 2010 of its subsidiary Lions Gate Entertainment Inc. The offering will include up to US$10,000,000 additional aggregate principal amount of notes if the Placement Agents exercise their option to place additional notes. Lions Gate is guaranteeing the notes. The notes are convertible into Lions Gate's common shares at a conversion ratio of
185.0944 shares per $1,000 principal amount of notes or US$5.40 per share and contain certain redemption and repurchase rights. The closing is expected to occur December 3, 2003.

Neither the convertible notes nor the shares issuable upon conversion have been registered under the Securities Act of 1933, as amended, or any state securities laws or qualified under any Canadian securities laws and, until so registered or qualified as applicable, may not be offered or sold in the United States or any state or Canada absent registration or an applicable exemption from registration and prospectus requirements as applicable. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                    * * * * *

                             www.lionsgatefilms.com

AMEX AND TSX: LGF

This press release contains "forward-looking statements" within the meaning of the federal securities law. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those expressed in or implied by the statements herein. The potential risks and uncertainties include risk factors set forth in Lions Gate's public filings with the Securities and Exchange Commission. Lions Gate undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information, contact:

Peter D. Wilkes
310-314-9515 or
310-459-2709
pwilkes@lgecorp.com